Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens

Chief Financial Officer
(630) 875-7347
TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2010

THIRD QUARTER RESULTS

Solid Core Operating Performance—Strong Capital Ratios—Elevated Credit Costs

Operating Performance

•	Net income before preferred dividends and accretion on preferred stock of $2.6 million for third quarter 2010 vs. $7.8 million for second quarter 2010 and $3.4 million for third quarter 2009.

•	Pre-tax, pre-provision core operating earnings of $34.9 million for third quarter 2010, up $179,000, or 0.5%, from second quarter 2010 and up $4.7 million, or 15.6%, from third quarter 2009.

•	Average earnings assets up approximately $250 million, or 3.6%, from second quarter 2010.

•	Average core transactional deposits up $610.6 million, or 15.8%, from third quarter 2009.

•	Acquisition of approximately $297 million of loans and $460 million of deposits of the former Palos Bank and Trust Company in an FDIC-assisted transaction.

Capital, Credit and Other

•	Tier 1 common equity to risk-based assets of 10.45% as compared to 10.88% and 8.43% at June 30, 2010 and September 30, 2009, respectively.

•	Non-performing loans of $220.5 million, up from $200.0 million at June 30, 2010 and down from $262.8 million at September 30, 2009.

•	Allowance for credit losses of $145.0 million representing 2.81% of loans, excluding covered loans, as compared to 2.79% at June 30, 2010 and 2.53% at September 30, 2009.

•	Net securities gains of $6.4 million for third quarter 2010.

ITASCA, IL, October 20, 2010 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, reported results of operations and financial condition for third quarter 2010. Net income for the quarter was $2.6 million, before adjustment for preferred dividends and non-vested restricted shares, with net income of $11 thousand, or $0.00 per share, available to common shareholders after such adjustments. This compares to net income available to common shareholders of $5.2 million, or $0.07 per share, for second quarter 2010 and net income available to common shareholders of $773,000, or $0.02 per share, for third quarter 2009.

Summary Update

In making the announcement, Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc., said, “The quarter evidenced continued solid underlying business performance offset by higher credit costs. Core operating earnings remained strong, reflecting the positive impact of both strategic acquisition activity and improved fee-based revenues. Mid-quarter, we acquired Palos Bank and Trust Company from the FDIC adding $297 million in loans and $460 million in deposits, representing approximately 18,000 households and significantly expanding our southeastern Chicago presence. As we closed the quarter, our core earnings stood 16% higher than the same period in 2009.”

Mr. Scudder continued, “While elevated from last quarter, problem assets remain well below peak levels, with the quarter’s increase largely due to three individual borrowers. During the quarter, we disposed of $30 million of nonperforming loans, contributing to the quarter’s comparatively higher charge-off levels. In what remains a difficult credit environment, we are focused on problem asset remediation and continue to adjust carrying values to reflect evolving market conditions and disposition strategies.”

Mr. Scudder concluded, “For 70 years, First Midwest has been committed to meeting the financial needs of our clients and communities. This ongoing commitment, supported by our leading capital foundation, leaves us well positioned to serve our clients and pursue opportunities to profitably grow our core business.”

Acquisitions

On August 13, 2010, the Company acquired approximately $297.0 million in loans, $23.7 million in other real estate owned (“OREO”), and $121.5 million in cash and securities and assumed $215.2 million in core deposits and $246.6 million in time deposits of the former Palos Bank and Trust Company (“Palos”) in an Federal Deposit Insurance Corporation (“FDIC”)-assisted transaction. The Company also gained four retail banking centers. This represents the third such transaction since October 2009, bringing total earnings assets acquired to approximately $487.8 million at September 30,

2010. The Company continues to evaluate acquisition opportunities in the market. The majority of the loans and OREO acquired from Palos are subject to a loss sharing arrangement with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these loans and, therefore, are presented separately in the asset quality presentation in this release.

Operating Performance

The Company generated pre-tax, pre-provision core operating earnings of $34.9 million for third quarter 2010, compared to $34.7 million for second quarter 2010 and $30.2 million for third quarter 2009. The increases compared to both prior periods were the result of higher net interest income and fee-based revenues, which more than offset higher non-interest expense. A reconciliation of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measures of pre-tax, pre-provision core operating earnings is presented on page 12 of this earnings release.

Total loans, including covered loans, were $5.7 billion as of September 30, 2010, an increase of $203.2 million and $346.4 million from June 30, 2010 and September 30, 2009, respectively. The increases were driven by the addition of covered loans acquired through FDIC-assisted transactions, which more than offset declines in the multi-family, residential, and commercial construction categories. Covered loans were $487.8 million at September 30, 2010 compared to $240.9 million at June 30, 2010 and zero at September 30, 2009.

In addition to loans, the Company also recorded OREO and indemnification assets from the completion of its FDIC-assisted acquisitions, collectively referred to as “covered assets.” The quarter over quarter increase in covered assets from $251.6 million to $519.3 million is due to the acquisition of Palos on August 13, 2010.

Average core transactional deposits for third quarter 2010 were $4.5 billion, an increase of $610.6 million, or 15.8%, from third quarter 2009. Excluding core transactional deposits acquired through FDIC-assisted transactions, the year-over-year increase in core transactional deposits was $109.8 million, or 2.8%.

Net interest income for third quarter 2010 of $70.2 million was relatively unchanged from second quarter 2010, despite average earning assets that were approximately $250 million higher. The impact of higher earning assets was offset by a decline in the tax-equivalent net interest margin from 4.21% for second quarter 2010 to 4.05% for third quarter 2010.

The quarter over quarter decline in margin reflects the impact of the low interest rate environment given lower yields on our short-term investment of proceeds from securities sales, the seasonal increase of deposits from the Company’s municipal customers, and the additional deposits acquired from the Palos acquisition, as well as higher reversals of interest on nonaccrual loans.

Net interest income for third quarter 2010 increased $9.2 million, or 15.1%, compared to third quarter 2009. The improvement was driven by an increase in earning assets, primarily covered loans, and a 39 basis point increase in tax-equivalent net interest margin. The margin improvement reflects reductions in rates paid on all major funding categories, led by a 105 basis point decline in rates paid on time deposits.

Fee-based revenues of $22.5 million for third quarter 2010 were up 2.6% from second quarter 2010, reflecting increases in all major fee categories. Total overdraft fee income increased 5.5% from second quarter 2010 as a result of higher transaction volume and our customers’ adoption of our new overdraft protection program.

Fee-based revenues increased 2.8% compared to third quarter 2009 with the 7.9% decline in service charge fees more than offset by a 16.8% increase in other service charges, commissions and fees (primarily merchant fee income), a 13.0% increase in card-based fees, and a 4.9% increase in trust and advisory fees.

Total noninterest income grew 12.6% from second quarter 2010 and declined 1.1% from third quarter 2009 due to differences in net securities gains and the fair value adjustment related to the Company’s non-qualified deferred compensation plan.

Total noninterest expense for third quarter 2010 rose approximately $1.3 million from second quarter 2010 as a result of increases in salaries and employee benefits, net occupancy and equipment expense, loan remediation, and other professional expenses. These increases were mitigated by declines in net operating expenses and losses recognized on OREO and marketing expenses included in the “other” expense category.

The $3.4 million increase in salaries and employee benefits from second quarter 2010 reflects the $2.2 million difference from the fair value adjustment related to assets held on behalf of certain employees in the Company’s non-qualified deferred compensation plan, as well as the increase in retail banking employees as a result of the Company’s FDIC-assisted acquisitions.

The 6.6% increase in net occupancy and equipment expense from second quarter 2010 is primarily driven by higher utilities and depreciation expense associated with acquired retail banking facilities.

Loan remediation and other professional expenses grew by 9.5% from second quarter 2010 reflecting substantially higher outsourced remediation expenses.

Total noninterest expense rose by $12.1 million, or 21.4%, in third quarter 2010 compared to third quarter 2009 due to $6.4 million of higher losses and write-downs on OREO in addition to increases of $2.5 million in salaries and benefits, $1.7 million in loan remediation costs (including costs to service certain assets acquired in the FDIC-assisted transactions), and $759 thousand in professional services fees from the valuation and integration of FDIC-acquired assets.

The increase in salaries and benefits from third quarter 2009 was driven by the addition of retail banking employees from the Company’s three FDIC-assisted acquisitions, as well as standard merit increases and higher share-based compensation expense.

Similarly, the increases in loan remediation and other professional expenses result from costs associated with integrating and remediating FDIC-acquired assets. For third quarter 2010, the Company recorded $847 thousand of one-time integration expenses associated with these acquisitions.

Asset Quality

Non-performing assets, excluding covered assets, were $283.5 million at September 30, 2010, an increase of $17.5 million from June 30, 2010 and a decrease of $63.9 million from September 30, 2009. The quarter over quarter increase is substantially due to the deterioration of three borrowers. Non-performing assets represented 5.44% of total loans plus OREO at September 30, 2010 compared to 5.05% and 6.48% at June 30, 2010 and September 30, 2009, respectively. Loans 30-89 days delinquent stood at $41.6 million, an increase of $9.6 million from the June 30, 2010 level of $32.0 million.

The allowance for credit losses represented 2.81% of total loans outstanding at September 30, 2010 compared to 2.79% at June 30, 2010 and 2.53% at September 30, 2009. The allowance for credit losses as a percentage of non-performing loans, excluding covered loans, was 66% at September 30, 2010 compared to 73% at June 30, 2010 and 51% at September 30, 2009.

Net charge-offs, excluding covered loans, for third quarter 2010 were $34.0 million compared to $20.2 million and $31.3 million for second quarter 2010 and third quarter 2009, respectively. The Company disposed of approximately $30.2 million of nonperforming loans at a loss of $13.6 million and sold $8.0 million of OREO at a loss of $2.5 million during the quarter. During the quarter, the Company also recorded OREO write-downs of $5.8 million in noninterest expense.

Securities Portfolio

Approximately 95% of the Company’s $1.1 billion available-for-sale portfolio is comprised of municipals, collateralized mortgage obligations (“CMOs”), and agency pass-through securities. The remainder consists of trust-preferred collateralized debt obligation pools (“CDOs”) with a fair value of $13.4 million and an unrealized loss of $36.3 million, and miscellaneous other securities totaling $37.5 million. Net securities gains were $6.4 million for third quarter 2010 and were net of other-than-temporary impairment charges of $852 thousand related to the Company’s CDOs.

Capital Management

As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were exceeded as of September 30, 2010.

	September 30, 2010	June 30, 2010	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at September 30, 2010
				(Amounts in millions)

Regulatory capital ratios:
Total capital to risk-weighted assets	16.83%	17.31%	10.00%	68%	$438
Tier 1 capital to risk-weighted assets	14.78%	15.25%	6.00%	146%	$563
Tier 1 leverage to average assets	11.98%	12.69%	5.00%	140%	$553

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	13.82%	14.27%	10.00%	38%	$245
Tier 1 capital to risk-weighted assets	11.77%	12.21%	6.00%	96%	$370
Tier 1 leverage to average assets	9.54%	10.17%	5.00%	91%	$360

Tier 1 common capital to risk-weighted assets	10.45%	10.88%	N/A	N/A	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	8.34%	9.05%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.46%	9.22%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.51%	10.71%	N/A	N/A	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment, as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 100 offices located in 65 communities, primarily in metropolitan Chicago.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, October 20, 2010 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (800) 638-4817 (U.S. domestic) or (617) 614-3943 (international) and enter passcode number 253 50 917. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (888) 286-8010 (U.S. domestic) or (617) 801-6888 (international) passcode number 187 96 745 beginning at 1:00 P.M. (ET) on October 20, 2010 until 11:59 P.M. (ET) on October 27, 2010. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

•	Pre-Tax, Pre-Provision Core Operating Earnings

•	Loan Portfolio Composition

•	Asset Quality, Excluding Covered Assets

•	Covered Assets

•	Non-performing Assets and Past Due Loans

•	Charge-off Data

•	Securities Available-for-Sale

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Operating Highlights

	Quarters Ended
Unaudited (Dollar amounts in thousands except per share data)	September 30, 2010	June 30, 2010	September 30, 2009
Net income	$2,585	$7,809	$3,351
Net income applicable to common shares	11	5,171	773
Diluted earnings per common share	$0.00	$0.07	$0.02
Return on average common equity	0.00%	2.16%	0.43%
Return on average assets	0.13%	0.40%	0.17%
Net interest margin	4.05%	4.21%	3.66%
Efficiency ratio	59.91%	57.92%	59.13%

Balance Sheet Highlights

	As Of
Unaudited (Dollar amounts in thousands except per share data)	September 30, 2010	June 30, 2010	September 30, 2009
Total assets	$8,376,494	$7,805,089	$7,678,434
Total loans, excluding covered loans	5,164,666	5,208,347	5,306,068
Covered assets (1)	519,305	251,572	—
Total deposits	6,677,259	6,123,565	5,749,153
Total stockholders’ equity	1,160,059	1,155,512	983,579
Common stockholders’ equity	967,059	962,512	790,579
Book value per share	$13.06	$13.00	$14.43
Period end shares outstanding	74,057	74,049	54,800

(1)

Covered assets are subject to a loss sharing agreement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans and other real estate owned. Covered assets were obtained through the FDIC-assisted transactions related to First DuPage Bank on October 23, 2009, Peotone Bank and Trust Company on April 23, 2010, and Palos Bank and Trust Company on August 13, 2010.

Capital Ratios

	As Of
Unaudited	September 30, 2010	June 30, 2010	September 30, 2009
Regulatory capital ratios:
Total capital to risk-weighted assets	16.83%	17.31%	15.27%
Tier 1 capital to risk-weighted assets	14.78%	15.25%	12.88%
Tier 1 leverage to average assets	11.98%	12.69%	10.52%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	13.82%	14.27%	12.18%
Tier 1 capital to risk-weighted assets	11.77%	12.21%	9.78%
Tier 1 leverage to average assets	9.54%	10.17%	7.99%

Tier 1 common capital to risk-weighted assets	10.45%	10.88%	8.43%

Tangible common equity ratios:
Tangible common equity to tangible assets	8.34%	9.05%	6.88%
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.46%	9.22%	7.10%
Tangible common equity to risk-weighted assets	10.51%	10.71%	8.16%

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Condensed Consolidated Statements of Financial Condition

Unaudited (Amounts in thousands)	September 30,
	2010	2009
Assets
Cash and due from banks	$177,537	$115,905
Federal funds sold and other short-term investments	558,408	81,693
Trading account securities, at fair value	13,784	13,231
Securities available-for-sale, at fair value	1,058,609	1,349,669
Securities held-to-maturity, at amortized cost	85,687	83,860
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	62,038	54,768
Loans, excluding covered loans	5,164,666	5,306,068
Covered loans (1)	487,755	—
Allowance for loan losses	(144,569)	(134,269)

Net loans	5,507,852	5,171,799

Other real estate owned, excluding covered OREO	52,044	57,945
Covered other real estate owned (1)	31,550	—
Premises, furniture, and equipment	131,845	122,083
Investment in bank owned life insurance	198,666	197,681
Goodwill and other intangible assets	292,523	281,614
Accrued interest receivable and other assets	205,951	148,186

Total assets	$8,376,494	$7,678,434

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$4,533,662	$3,833,267
Time deposits	2,143,597	1,915,886

Total deposits	6,677,259	5,749,153
Borrowed funds	323,077	716,299
Subordinated debt	137,741	157,717
Accrued interest payable and other liabilities	78,358	71,686

Total liabilities	7,216,435	6,694,855

Preferred stock	190,716	190,076
Common stock	858	670
Additional paid-in capital	436,774	251,423
Retained earnings	819,157	851,178
Accumulated other comprehensive loss, net of tax	(9,203)	(16,217)
Treasury stock, at cost	(278,243)	(293,551)

Total stockholders’ equity	1,160,059	983,579

Total liabilities and stockholders’ equity	$8,376,494	$7,678,434

(1)	Total covered assets equal $519,305 and are comprised of covered loans, which include an FDIC indemnification asset, and covered OREO.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Condensed Consolidated Statements of Income

	Quarters Ended
Unaudited (Amounts in thousands, except per share data)	September 30, 2010	June 30, 2010	September 30, 2009
Interest Income
Loans	$65,416	$65,439	$66,035
Securities	11,920	13,699	16,278
Covered assets, excluding covered OREO	4,294	2,598	—
Federal funds sold and other short-term investments	708	538	449

Total interest income	82,338	82,274	82,762

Interest Expense
Deposits	9,049	9,626	15,324
Borrowed funds	797	749	2,768
Subordinated debt	2,279	2,280	3,689

Total interest expense	12,125	12,655	21,781

Net interest income	70,213	69,619	60,981
Provision for loan losses	33,576	21,526	38,000

Net interest income after provision for loan losses	36,637	48,093	22,981

Noninterest Income
Service charges on deposit accounts	9,249	9,052	10,046
Trust and investment advisory fees	3,728	3,702	3,555
Other service charges, commissions, and fees	4,932	4,628	4,222
Card-based fees	4,547	4,497	4,023

Total fee-based revenues	22,456	21,879	21,846
Bank owned life insurance income	267	349	282
Securities gains (losses), net	6,376	1,121	(6,975)
Gain on FDIC-assisted transaction	—	4,303	—
Gains on early extinguishment of debt	—	—	13,991
Other	1,654	(342)	1,946

Total noninterest income	30,753	27,310	31,090

Noninterest Expense
Salaries and employee benefits	29,926	26,540	27,416
Losses realized on other real estate owned	8,265	8,924	1,801
Other real estate owned expense, net	1,312	2,926	1,660
FDIC insurance	2,835	2,546	2,558
Net occupancy and equipment expense	8,326	7,808	7,837
Loan remediation expense	2,817	2,649	1,833
Other professional fees	3,370	3,003	1,936
Other	11,926	13,059	11,599

Total noninterest expense	68,777	67,455	56,640

(Loss) income before income tax (benefit) expense	(1,387)	7,948	(2,569)
Income tax (benefit) expense	(3,972)	139	(5,920)

Net income	2,585	7,809	3,351
Preferred dividends	(2,575)	(2,573)	(2,567)
Net income applicable to non-vested restricted shares	1	(65)	(11)

Net Income Applicable to Common Shares	$11	$5,171	$773

Diluted Earnings Per Common Share	$0.00	$0.07	$0.02
Dividends Declared Per Common Share	$0.01	$0.01	$0.01
Weighted Average Diluted Common Shares Outstanding	73,072	73,028	48,942

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Pre-Tax, Pre-Provision Core Operating Earnings (1)

	Quarters Ended
Unaudited (Dollar amounts in thousands)	September 30, 2010	June 30, 2010	September 30, 2009
(Loss) income before income tax expense (benefit)	$(1,387)	$7,948	$(2,569)
Provision for loan losses	33,576	21,526	38,000

Pre-tax, pre-provision earnings	32,189	29,474	35,431

Non-Operating Items
Securities gains (losses), net	6,376	1,121	(6,975)
Gains on FDIC-assisted transaction	—	4,303	—
Gains on early extinguishment of debt	—	—	13,991
Losses realized on other real estate owned	(8,265)	(8,924)	(1,801)
Integration costs associated with FDIC-assisted acquisitions	(847)	(1,772)	—

Total non-operating items	(2,736)	(5,272)	5,215

Pre-tax, pre-provision core operating earnings	$34,925	$34,746	$30,216

Pre-tax, pre-provision core operating earnings to risk-weighted assets	2.18%	2.19%	1.94%

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Loan Portfolio Composition

	As Of				Percent Change From
Unaudited (Dollar amounts in thousands)	9/30/10	% of Total	6/30/10	9/30/09	6/30/10	9/30/09
Corporate:
Commercial and industrial	$1,472,439	28.5%	$1,494,119	$1,484,601	(1.5%)	(0.8%)
Agricultural and farmland	212,800	4.1%	199,597	200,955	6.6%	5.9%
Commercial real estate:
Office	402,947	7.8%	415,846	376,897	(3.1%)	6.9%
Retail	329,153	6.4%	310,819	314,586	5.9%	4.6%
Industrial	483,549	9.4%	493,526	459,793	(2.0%)	5.2%

Total office, retail, and industrial	1,215,649	23.6%	1,220,191	1,151,276	(0.4%)	5.6%

Construction:
Residential construction	226,126	4.4%	241,094	400,502	(6.2%)	(43.5%)
Commercial construction	98,562	1.9%	107,572	196,198	(8.4%)	(49.8%)
Commercial land	94,479	1.8%	94,469	105,264	0.0%	(10.2%)

Total construction	419,167	8.1%	443,135	701,964	(5.4%)	(40.3%)

Multifamily	350,458	6.8%	369,281	342,807	(5.1%)	2.2%
Investor-owned rental property	119,974	2.3%	120,436	117,276	(0.4%)	2.3%
Other commercial real estate	717,903	13.9%	711,287	636,153	0.9%	12.9%

Total commercial real estate	2,823,151	54.7%	2,864,330	2,949,476	(1.4%)	(4.3%)

Total corporate loans	4,508,390	87.3%	4,558,046	4,635,032	(1.1%)	(2.7%)

Consumer:
Home equity	457,981	8.9%	458,066	478,204	0.0%	(4.2%)
Real estate 1-4 family	150,110	2.9%	145,457	138,862	3.2%	8.1%
Other consumer	48,185	0.9%	46,778	53,970	3.0%	(10.7%)

Total consumer loans	656,276	12.7%	650,301	671,036	0.9%	(2.2%)

Total loans, excluding covered loans	5,164,666	100.0%	5,208,347	5,306,068	(0.8%)	(2.7%)

Covered loans	487,755		240,915	—

Total loans	$5,652,421		$5,449,262	$5,306,068

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Asset Quality, Excluding Covered Assets

	As Of
Unaudited (Dollar amounts in thousands)	9/30/10	% of Loan Category	% of Total	6/30/10	9/30/09
Non-accrual loans:
Commercial and industrial	$40,955	2.78%	19.4%	$39,942	$45,134
Agricultural and farmland	3,495	1.64%	1.6%	1,139	2,384
Office, retail, and industrial	21,721	1.79%	10.3%	17,170	15,738
Residential construction	61,050	27.00%	28.9%	71,148	138,593
Commercial construction	—	0.00%	0.0%	—	—
Commercial land	21,471	22.73%	10.2%	20,457	2,908
Multi-family	6,813	1.94%	3.2%	7,904	15,910
Investor-owned rental property	4,107	3.42%	1.9%	6,083	4,069
Other commercial real estate	40,409	5.62%	19.1%	15,867	18,841
Consumer	11,345	1.73%	5.4%	13,979	13,228

Total non-accrual loans	211,366	4.09%	100.0%	193,689	256,805

90 days past due loans (still accruing interest):
Commercial and industrial	2,909	0.20%	31.8%	2,209	3,216
Agricultural and farmland	2	0.00%	0.0%	—	—
Office, retail, and industrial	460	0.04%	5.0%	1,550	1,036
Residential construction	408	0.18%	4.5%	—	66
Commercial construction	—	0.00%	0.0%	—	—
Commercial land	—	0.00%	0.0%	—	—
Multi-family	—	0.00%	0.0%	—	238
Investor-owned rental property	562	0.47%	6.2%	116	338
Other commercial real estate	2,858	0.40%	31.3%	1,387	—
Consumer	1,937	0.29%	21.2%	1,018	1,066

Total 90 days past due loans	9,136	0.18%	100.0%	6,280	5,960

Total non-performing loans	220,502			199,969	262,765

Restructured loans, still accruing interest	11,002			9,030	26,718
OREO, excluding covered OREO	52,044			57,023	57,945

Total non-performing assets	$283,548			$266,022	$347,428

30-89 days past due loans	$41,590			$32,012	$44,346
Allowance for credit losses (1)	$145,019			$145,477	$134,269

Asset Quality Ratios, Excluding Covered Assets
Non-accrual loans to loans	4.09%			3.72%	4.84%
Non-performing loans to loans	4.27%			3.84%	4.95%
Non-performing assets to loans plus OREO	5.44%			5.05%	6.48%
Allowance for credit losses to loans	2.81%			2.79%	2.53%
Allowance for credit losses to non-accrual loans	69%			75%	52%
Allowance for credit losses to non-performing loans	66%			73%	51%

(1)	The allowance for credit losses includes the liability for unfunded commitments of $450 thousand.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Covered Assets (1)

	As Of
Unaudited (Dollar amounts in thousands)	September 30, 2010	June 30, 2010	December 31, 2009
Loans	$399,032	$164,924	$146,319
FDIC indemnification asset	88,723	75,991	67,945

Total covered loans	487,755	240,915	214,264
Other real estate owned	31,550	10,657	8,981

Total covered assets	$519,305	$251,572	$223,245

90 days or more past due loans	$74,777	$47,912	$30,286
30-89 days past due loans	$24,005	$13,725	$22,988
Net (recoveries) charge-offs – quarter to date	$(11)	$651	$—

(1)

Covered assets are subject to a loss sharing agreement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans and other real estate owned. Covered assets were obtained through the FDIC-assisted transactions related to First DuPage Bank on October 23, 2009, Peotone Bank and Trust Company on April 23, 2010, and Palos Bank and Trust Company on August 13, 2010.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Non-performing Assets and Past Due Loans

	As Of
Unaudited	2010			2009
(Dollar amounts in thousands)	September 30	June 30	March 31	December 31	September 30

Non-performing assets, excluding covered assets
Non-accrual loans	$211,366	$193,689	$216,073	$244,215	$256,805
90 days or more past due loans	9,136	6,280	7,995	4,079	5,960

Total non-performing loans	220,502	199,969	224,068	248,294	262,765

Restructured loans (still accruing interest)	11,002	9,030	5,168	30,553	26,718
Other real estate owned	52,044	57,023	62,565	57,137	57,945

Total non-performing assets	$283,548	$266,022	$291,801	$335,984	$347,428

30-89 days past due loans	$41,590	$32,012	$28,018	$37,912	$44,346

Non-accrual loans to total loans	4.09%	3.72%	4.16%	4.69%	4.84%
Non-performing loans to total loans	4.27%	3.84%	4.31%	4.77%	4.95%
Non-performing assets to loans plus OREO	5.44%	5.05%	5.55%	6.39%	6.48%

Covered assets (1)
Non-accrual loans	$—	$—	$—	$—	$—
90 days or more past due loans	74,777	47,912	52,464	30,286	—

Total non-performing loans	74,777	47,912	52,464	30,286	—
Restructured loans (still accruing interest)	—	—	—	—	—
Other real estate owned	31,550	10,657	8,649	8,981	—

Total non-performing assets	$106,327	$58,569	$61,113	$39,267	$—

30-89 days past due loans	$24,005	$13,725	$10,175	$22,988	$—

Non-performing assets, including covered assets
Non-accrual loans	$211,366	$193,689	$216,073	$244,215	$256,805
90 days or more past due loans	83,913	54,192	60,459	34,365	5,960

Total non-performing loans	295,279	247,881	276,532	278,580	262,765

Restructured loans (still accruing interest)	11,002	9,030	5,168	30,553	26,718
Other real estate owned	83,594	67,680	71,214	66,118	57,945

Total non-performing assets	$389,875	$324,591	$352,914	$375,251	$347,428

30-89 days past due loans	$65,595	$45,737	$38,193	$60,900	$44,346

Non-accrual loans to total loans	3.74%	3.55%	4.01%	4.51%	4.84%
Non-performing loans to total loans	5.22%	4.55%	5.13%	5.14%	4.95%
Non-performing assets to loans plus OREO	6.80%	5.88%	6.46%	6.84%	6.48%

(1)

The non-performing covered assets were recorded at their estimated fair values at the time of acquisition. These assets are covered by loss sharing agreements with the FDIC that substantially mitigate the risk of loss.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Charge-off Data

	Quarters Ended
Unaudited (Dollar amounts in thousands)	9/30/10	% of Loan Category	% of Total	6/30/10	9/30/09
Net loans charged-off:
Commercial and industrial	$13,262	0.90%	38.9%	$2,679	$12,585
Agricultural and farmland	489	0.23%	1.4%	546	0
Office, retail, and industrial	2,825	0.23%	8.3%	2,353	3,496
Residential construction	4,460	1.97%	13.0%	9,994	5,181
Commercial construction	—	0.00%	0.0%	—	—
Commercial land	228	0.24%	0.7%	115	(228)
Multifamily	222	0.06%	0.7%	485	29
Investor-owned rental property	748	0.62%	2.2%	982	622
Other commercial real estate	9,469	1.32%	27.8%	525	6,006
Consumer	2,342	0.36%	6.9%	2,543	3,568

Total net loans charged-off, excluding covered assets	34,045	0.66%	100.0%	20,222	31,259

Net (recoveries) charge-offs on covered loans	(11)			651	—

Total net charge-offs	$34,034			$20,873	$31,259

Net loan charge-offs, excluding covered charge-offs, to average loans, annualized:
Quarter-to-date	2.59%			1.56%	2.32%
Year-to-date	1.87%			1.49%	2.05%
Net loan charge-offs to average loans, annualized:
Quarter-to-date	2.42%			1.54%	2.32%
Year-to-date	1.79%			1.46%	2.05%

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2010

Securities Available-For-Sale

Unaudited (Dollar amounts in thousands)	U.S. Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total

As of September 30, 2010
Amortized cost	$24,088	$297,935	$107,966	$549,505	$49,695	$35,270	$1,064,459
Gross unrealized gains (losses):
Gross unrealized gains	68	4,702	6,070	19,834	—	2,368	33,042
Gross unrealized losses	(21)	(1,639)	(28)	(805)	(36,271)	(128)	(38,892)

Net unrealized gains (losses)	47	3,063	6,042	19,029	(36,271)	2,240	(5,850)

Fair value	$24,135	$300,998	$114,008	$568,534	$13,424	$37,510	$1,058,609

As of June 30, 2010
Amortized cost	$9,919	$264,240	$119,933	$622,268	$50,547	$34,966	$1,101,873
Gross unrealized gains (losses):
Gross unrealized gains	12	7,055	7,779	13,413	0	1,734	29,993
Gross unrealized losses	(1)	(1,582)	(19)	(3,079)	(36,883)	(193)	(41,757)

Net unrealized gains (losses)	11	5,473	7,760	10,334	(36,883)	1,541	(11,764)

Fair value	$9,930	$269,713	$127,693	$632,602	$13,664	$36,507	$1,090,109

As of September 30, 2009
Amortized cost	$757	$322,780	$233,396	$680,216	$60,290	$50,929	$1,348,368
Gross unrealized gains (losses):
Gross unrealized gains	—	10,651	10,782	29,176	—	578	51,187
Gross unrealized losses	—	(2,224)	(3)	(1,078)	(44,747)	(1,834)	(49,886)

Net unrealized gains (losses)	—	8,427	10,779	28,098	(44,747)	(1,256)	1,301

Fair value	$757	$331,207	$244,175	$708,314	$15,543	$49,673	$1,349,669